Exhibit 99.11

ASSURED GUARANTY LTD.
FINANCE AND INVESTMENT COMMITTEE CHARTER
APRIL 2004

1.        PURPOSE OF THE FINANCE AND INVESTMENT COMMITTEE

(a)       The committee shall oversee management’s investment of the Company’s investment portfolio.

(b)       The committee shall also oversee the Company’s capital structure, financing arrangements and any corporate development activities in support of the Company’s financial plan and make recommendations to the Board with regard thereto.

2.        AUTHORITY OF THE FINANCE AND INVESTMENT COMMITTEE

(a)       The committee shall have the authority to approve asset allocation ranges consistent with the portfolio objectives defined in the Company’s Investment Policy. The committee shall promptly inform the Board of the establishment of any new asset allocation ranges or modifications to the existing asset allocation ranges.

(b)       The committee shall have the authority to (i) approve the Company’s written investment guidelines to ensure consistent application of the Investment Policy of the Company, (ii) approve asset allocation ranges, (iii) review the performance and retention of the Company’s investment managers, (iv) direct management to have procedures in place to cause the investment portfolio to be in compliance with guidelines and asset allocation ranges, and (v) such other powers as may be delegated to it from time to time by the Board.

(c)       The committee shall have the authority to retain special legal, accounting or other consultants to advise the committee.

(d)       The committee may request any other director, officer or employee of the Company or the Company’s outside counsel to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(e)       The committee may form and delegate authority to subcommittees when appropriate.

3.        FINANCE AND INVESTMENT COMMITTEE COMPOSITION

(a)       The committee shall consist of at least three directors, including a chairman, each selected from the Board, upon the recommendation of the Nominating & Governance Committee.

4.        DUTIES AND RESPONSIBILITIES OF THE FINANCE AND INVESTMENT COMMITTEE

(a)       The committee shall establish a written Investment Policy for the Company consistent with the Company’s strategies, goals and objectives. The Investment Policy and any changes thereto shall be reviewed and approved by the Board.

(b)       The committee shall approve from time to time asset allocation ranges consistent with the portfolio objectives defined in the Company’s Investment Policy. The committee shall promptly inform the Board of the establishment of any new asset allocation ranges or modifications to the existing asset allocation ranges.

(c)       The committee shall periodically review the performance of the Company’s investment managers and their compliance with the Company investment guidelines and asset allocation ranges.

(d)       The committee shall review periodically the Company’s capital structure and adequacy and, to the extent deemed necessary, recommend to the Board alterations to such capital structure.

(e)       The committee shall review, discuss and make recommendations to the Board concerning proposed issuances of equity, debt and other securities and proposed credit and similar facilities.

(f)       The committee shall review, discuss and make recommendations to the Board concerning repurchases of any of the Company’s outstanding securities.

(g)       The committee shall review and make recommendations to the Board concerning the Company’s dividend policy and dividends to be paid.

(h)       The committee shall approve the Company’s derivatives policy and any changes thereto.

(i)       The committee shall review and recommend to the Board changes in the Company’s treasury resolutions and expenditure.

(j)       The committee shall review any proposed acquisitions, dispositions, joint ventures or strategic investments.

(k)       The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

(l)       The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(m)      The committee shall annually review its own performance.

5.        REPORTING RESPONSIBILITIES

(a)       The committee shall keep a record of its proceedings.

(b)       The committee shall report to the Board.